EXHIBIT 99.1

True Nature Holding, Inc. Refines Focus, Plans for Future; New Directors, Management Team Added to Lead Acquisition Plan

ATLANTA, GA / ACCESSWIRE / September 29, 2016 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company") announced that it has undertaken a full evaluation of its business plan and expects to disclose a restructuring of the Board of Directors and management team consistent with its future direction. As a result, it has added three (3) new Directors to its Board and accepted the resignation of its current CEO and CFO with the new Directors filling these management positions on an interim basis. The Board expects to add new executives in the near future and will make further announcements as they materialize.

Ms. Amy Lance, age 50, joins the Board of Directors as Chairman of the Board and will serve as Interim CEO. Ms. Lance has extensive business experience and is a leading figure in the not-for-profit community, as well as real estate activities in the Southeastern U.S. Ms. Lance graduated from The University of Georgia with a BA in Business Management in 1988.

Mr. Mack Leath, age 59, has been appointed to the Board of Directors and as Secretary of the Company. Mr. Leath will become the Interim President of the Corporation. He is an experienced business executive with an emphasis on sales and marketing as well as start-up oriented financing transactions. He will be responsible for all aspects of the day to day operations of the Company. Mr. Leath graduated from North Carolina State University with a B.S. in Business Administration; 1986.

Also joining the Board is Dr. Jordan Balencic, D.O., age 30, who is a physician of internal medicine, entrepreneur and founder of businesses in social marketing, telemedicine and web services. He graduated from Lake Erie College of Osteopathic Medicine in 2013 and has a B.S. in Biology from Gannon University. He belongs to numerous professional organizations and is involved with the Veterans Administration as a primary care physician.

“We have learned a great deal about the compounding industry and its operations over the last 6 months. In taking these steps we see a better approach to a successful acquisition strategy. We are refining our emphasis toward a more focused and entrepreneurial group of executives,” stated Mack Leath. “The Company started with a broad strategy and has now refined its list of target companies. Our strategy is sound, with the former CEO and CFO remaining shareholders who have committed to assist in the transition.” he concluded.

Moving forward True Nature Holding will focus on compounding pharmacy operations which have primarily cash customers to avoid negative trends associated with insurance claim reimbursements. The Company also desires to develop a strong veterinary business and will seek to acquire operations with a concentration in that area. To accomplish this, the Company may make changes in its current operations and acquisition commitments.

The Company will follow up with a Form 8K filing and other announcements as plans are finalized.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company’s filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

To learn more about the Company, go to www.truenaturepharma.com

Contact Information:
Mack Leath, 404-254-6980
contact@truenaturepharma.com